Exhibit 10.15

MEDICAL ACTION INDUSTRIES INC.

SUMMARY OF ANNUAL PERFORMANCE BASED BONUS PROGRAM

Medical Action Industries Inc. (the “Company”) has historically utilized an annual cash bonus program based on the performance of the Company and the participants.  The performance-based cash bonuses are generally available to full-time employees holding key positions at the Company, which positions have been selected by the Company’s most senior executives as a bonus eligible position.  Employees are eligible to participate as soon as they are either hired into or promoted to an eligible position (except where an eligible employee starts in the last quarter of the fiscal year, such employee may only participate beginning in the next year).

Each May, the Company’s Chief Executive Officer reviews with the Company’s Compensation Committee (the “Compensation Committee”) the Company’s estimated full-year financial results against the financial, strategic and operational goals established for the year and the Company’s financial performance in prior periods.  Based on that review, the Compensation Committee determines on a preliminary basis an estimated appropriation to provide for the payment of cash bonuses to full-time employees.

The Compensation Committee, with input from the Chief Executive Officer with respect to the other executives, then uses its discretion in determining the amount of cash bonus, within prescribed limits, that will be paid to each participant shortly after the end of the fiscal year.  They evaluate (1) the Company’s overall performance, (2) the performance of the business or function that the executive leads, and (3) each executive’s individual performance against previously established expectations for the year.  Regardless of the Company’s performance or any particular executive’s performance with respect to such criteria, the Compensation Committee retains full discretion over the determination and the payment, if any, of the bonus that is deemed appropriate in light of circumstances.

More specifically, each individual executive’s potential performance-based cash bonus is calculated with respect to a target percentage of such individual’s salary (“Target Payout Percentage”) as established in such individual’s plan letter provided at the beginning of the fiscal year.  Payment of any individual’s Target Payout Percentage is subject to the achievement of the performance target objectives (“Performance Metrics”), which are selected and approved by the Board of Directors of the Company (the “Board”) prior to the start of each fiscal year.  The Board may also set ratios for each Performance Metric (i.e., how much each metric is weighted against the others), target achievement levels for each Performance Metric, and an overall hurdle that must be achieved prior to any bonus being paid.  These Performance Metrics, along with any ratios, targets, or hurdles the Board chooses to utilize in a given year, are established after discussion with and recommendations by the Company’s senior management and based on the objectives of the business plan for the next year.

After taking all of the above into consideration, the Compensation Committee has the complete authority to increase or decrease the size of earned payouts based on the Compensation Committee’s independent evaluation of Company and individual performance, including but not limited to the discretion to award bonus amounts to executive officers if the target Performance Metric(s) and individual or team goals are not achieved.  Furthermore, the Compensation Committee may amend, suspend or terminate the plan at any time, for any reason or no reason.